                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                             1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          CAPITAL HOLDING CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               R. MICHAEL SLAVEN
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
    ------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
    ------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    ------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
    ------------------------------------------------------------------------

  Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
    ------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:
    ------------------------------------------------------------------------

  (3) Filing Party:
    ------------------------------------------------------------------------

  (4) Date Filed:
    ------------------------------------------------------------------------

Notes:

                              NOTICE OF 1994

                              ANNUAL MEETING OF

                              STOCKHOLDERS AND

                              PROXY STATEMENT

Dear Stockholder:

  I'm pleased to invite you to attend Capital Holding Corporation's Annual Meeting of Stockholders at 11:00 a.m. on Wednesday, May 11, 1994, in the Regency Ballroom of the Hyatt Regency Louisville, 320 West Jefferson Street, Louisville, Kentucky.

  The matters we'll discuss at the meeting are described in detail in the following notice of the meeting and our proxy statement. I urge you to sign and promptly return the enclosed proxy card to ensure that your stock is represented at the meeting. You need not attach postage if you mail the card in the United States. If you attend the meeting, you may withdraw your proxy and vote your stock in person.

  If you have any questions or comments about matters discussed in the proxy statement or the operation of your company, we'd be happy to hear from you. Please call our Shareholder Relations Department, collect, at (502) 560-2391. We look forward to seeing you at the Annual Meeting in Louisville.

Sincerely,

LOGO
Irving W. Bailey II
Chairman, President and Chief Executive Officer

March 31, 1994

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Capital Holding Corporation (the "Company") will be held at 11:00 a.m. Eastern Daylight Time on Wednesday, May 11, 1994, in the Regency Ballroom of the Hyatt Regency Louisville, 320 West Jefferson Street, Louisville, Kentucky.

The purposes of the meeting will be to:

(1) Elect four directors;

(2) Consider and act upon a proposal to amend the Company's Certificate of Incorporation to change the name of the Company;

(3) Consider and act upon a proposal to amend the Company's 1989 Stock Option Plan;

(4) Consider and act upon a proposal to amend the Company's Certificate of Incorporation to create a class of preference stock;

(5) Consider and act upon a proposal to ratify the appointment of independent auditors; and

(6) Transact any other business that may properly come before the meeting.

While only stockholders of record who own Capital Holding common stock at the close of business on March 14, 1994, will be entitled to vote at the meeting, all stockholders are invited to attend.

By Order of the Board of Directors
ROBERT MICHAEL SLAVEN
Secretary
CAPITAL HOLDING CORPORATION

Louisville, Kentucky
March 31, 1994

CAPITAL HOLDING CORPORATION

400 WEST MARKET STREET

LOUISVILLE, KENTUCKY 40202

PROXY STATEMENT

PROXY SOLICITATION AND VOTING RIGHTS

The Board of Directors of Capital Holding Corporation (the "Company") is soliciting proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 11:00 a.m. on Wednesday, May 11, 1994, in the Regency Ballroom of the Hyatt Regency Louisville, 320 West Jefferson Street, Louisville, Kentucky, and at any adjournment thereof. The Company is first sending this proxy statement and accompanying proxy to stockholders on or about April 1, 1994.

VOTING RIGHTS

The Board of Directors has fixed the close of business on March 14, 1994, as the record date for determining stockholders entitled to receive notice of, and to vote at, the Annual Meeting ("Record Date"). On the Record Date, there were 100,509,816 shares of the Company's common stock, par value $1 per share (the "Common Stock") outstanding. For each share of Common Stock held on the Record Date, a stockholder is entitled to one vote on each matter to be voted upon at the Annual Meeting. A majority of such shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the Annual Meeting.

Each share of Common Stock represented at the Annual Meeting by a properly executed proxy will be voted according to the instructions indicated on the proxy. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF COMMON STOCK WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR THE PROPOSALS CONTAINED IN THIS PROXY STATEMENT. A stockholder may revoke a proxy by voting at the meeting, giving written notice of revocation to the Secretary of the Company, or submitting a later-dated proxy at any time before the voting.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who also will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

The Company will bear the expense of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, by telephone or other means of communication. The Company has retained Georgeson & Company, Inc., to help solicit proxies for an estimated fee of $8,500 plus out-of-pocket costs and expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of the Record Date, the Company knew of no person who beneficially owned more than five percent of any class of the Company's voting securities.

SECURITY OWNERSHIP OF MANAGEMENT

The number of shares of Common Stock owned by each director or nominee, each of the executive officers named in the Summary Compensation Table in this Proxy Statement, and directors, nominees and executive officers as a group, as of the Record Date, is shown in the following table.

    Name of
   director,
    nominee
 or executive                                      Number
    officer                                          of
 or number in                                      shares
     group                                        owned/1/
- ------------------------------------------------------------
Lee Adrean                                         28,447/2/
Irving W. Bailey II                               378,398/3/
John L. Clendenin                                   1,680
John M. Cranor III                                  3,352
Joseph F. Decosimo                                 11,080
Lyle Everingham                                       332
Raymond V. Gilmartin                                  332
J. David Grissom                                   23,821
Watts Hill Jr.                                     46,220
Frederick C. Kessell                               39,092/4/
F. Warren McFarlan                                  4,354
Shailesh J. Mehta                                  35,290/5/
Martha R. Seger                                       332
Florence R. Skelly                                  1,132
Larry D. Thompson                                     150
Joseph M. Tumbler                                  78,442/6/
John L. Weinberg                                   24,278
Directors and executive officers as a group (22)  742,746/7/
- ------------------------------------------------------------

/1/Except for officers who have been granted options under the Company's stock option plans, no director, nominee or officer currently has any right to acquire Common Stock through the exercise of options, warrants, stock rights or conversion privileges. Unless stated otherwise, sole voting and investment powers are held by the owners named.
/2/Includes 5,767 shares directly held by Mr. Adrean; 995 shares held in Mr.
 Adrean's account under the Company's Thrift Savings Plan over which Mr. Adrean holds limited investment power; 1,951 shares held in Mr. Adrean's account under the Company's Stock Ownership Plan subject to vesting requirements set forth in footnote 3 to the Summary Compensation Table in this Proxy Statement, and 19,734 shares which Mr. Adrean has the right to acquire pursuant to stock options exercisable within 60 days of the Record Date.
/3/Includes 135,219 shares directly held by Mr. Bailey; 6,693 shares held in Mr. Bailey's account under the Company's Thrift Savings Plan over which Mr. Bailey holds limited investment power; 7,205 shares held in Mr. Bailey's account under the Company's Stock Ownership Plan subject to the vesting requirements set forth in footnote 3 to the Summary Compensation Table, and 229,281 shares which Mr. Bailey has the right to acquire pursuant to stock options exercisable within 60 days of the Record Date.
/4/Includes 9,013 shares directly held by Mr. Kessell; 2,365 shares held in Mr.
 Kessell's account under the Company's Thrift Savings Plan over which Mr. Kessell holds limited investment power; 2,513 shares held in Mr. Kessell's account under the Company's Stock Ownership Plan subject to the vesting requirements set forth in footnote 3 to the Summary Compensation Table, and 25,201 shares which Mr. Kessell has the right to acquire pursuant to stock options exercisable within 60 days of the Record Date.
/5/Includes 9,034 shares directly held by Mr. Mehta; 567 shares held in Mr.
 Mehta's account under the First Deposit Corporation 401(k) Plan over which Mr. Mehta holds limited investment power; and 24,022 shares held in Mr. Mehta's account under the Company's Stock Ownership Plan subject to vesting requirements set forth in footnotes 3 and 8 to the Summary Compensation Table, and 1,667 shares which Mr. Mehta has the right to acquire pursuant to stock options exercisable within 60 days of the Record Date.
/6/Includes 12,485 shares directly held by Mr. Tumbler; 4,389 shares held in Mr. Tumbler's account under the Company's Thrift Savings Plan over which Mr. Tumbler holds limited investment power; 2,957 shares held in Mr. Tumbler's account under the Company's Stock Ownership Plan subject to the vesting requirements set forth in footnote 3 to the Summary Compensation Table, and 58,611 shares which Mr. Tumbler has the right to acquire pursuant to stock options exercisable within 60 days of the Record Date.
/7/Includes 240,031 shares beneficially owned by all executive officers, of which 18,673 shares are held in such officers' accounts under certain tax-qualified defined contribution plans over which they hold limited investment power; and of which 22,662 shares are held in such officers' accounts under the Company's Stock Ownership Plan subject to the vesting requirements set forth in footnote 3 to the Summary Compensation Table; and includes 385,652 shares that the same group of officers has the right to acquire pursuant to stock options exercisable within 60 days of the Record Date. Such ownership constituted less than one percent of the Common Stock outstanding on the Record Date.

ELECTION OF DIRECTORS

The Company's Certificate of Incorporation provides for the classification of the Board of Directors into three classes with each class of directors serving staggered three-year terms. Four directors are to be elected at the Annual Meeting, to serve for a term of three years expiring in 1997.

Directors will be elected by a plurality of the votes cast at the Annual Meeting. All nominees have consented to be named and to serve if elected. The Company does not presently know of anything that would preclude any nominee from serving if elected. If any nominee, for any reason, should become unable or unwilling to stand for election as a director, either the shares of Common Stock represented by all proxies authorizing votes for such nominee will be voted for the election of such other person as the Board of Directors may recommend, or the number of directors to be elected at the Annual Meeting will be reduced accordingly. All of the nominees are current directors of the Company.

For each of the four nominees, as well as the nine directors whose terms continue after the Annual Meeting, information follows as to age, length of service as a director of the Company, positions and offices with the Company, principal occupations during the past five years and other directorships of publicly-held companies.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING ARE:

JOSEPH F. DECOSIMO, 68
Director since 1981.
Senior Partner, Joseph Decosimo & Company, 1971 to present.

LYLE EVERINGHAM, 67
Director since 1980.
Retired Chairman of the Board and Chief Executive Officer, Kroger Co. and officer of that corporation or one of its divisions since 1963; Chairman of the Executive Committee through May, 1991.

Other directorships: Kroger Co.; Cincinnati Milacron, Inc.; and Federated Department Stores, Inc.

WATTS HILL JR., 67
Director since 1974.
Business and Financial Consultant, 1975 to present.

LARRY D. THOMPSON, 48
Director since February 1994.
Partner, King & Spalding (a law firm); he has been a partner with the firm since 1986./1/

DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE IN 1995 ARE:

JOHN M. CRANOR III, 47
Director since 1991.
President and Chief Executive Officer of KFC Corporation, 1989 to present; President, Pepsi-Cola East, 1988 to 1989; President, Pepsi-Cola USA Fountain Beverage, 1986 to 1988.

J. DAVID GRISSOM, 55
Director since 1978.
Chairman, Mayfair Capital, 1989 to present; Vice Chairman, PNC Financial Corp., 1987 to 1989; Chairman and Chief Executive Officer, Citizens Fidelity Corporation, 1977 to 1989.

Other directorships: Columbia/HCA Healthcare Corporation; Churchill Downs, Incorporated; LG&E Energy Corp.; Transco Energy Company; Regal Cinemas, Inc.; and Sphere Drake Holdings, Ltd.
- ---------------------
/1/The Company retained King & Spalding during 1993 to perform certain legal services.

F. WARREN MCFARLAN, 56
Director since 1986.
Professor of Business Administration, Harvard Business School, 1973 to present; a member of the Harvard faculty since 1964.

Other directorships: Pioneer Hi-Bred International, Inc.; and Computer Sciences Corporation.

MARTHA R. SEGER, PH.D., 62
Director since 1991.
Financial economist and Distinguished Visiting Professor of Finance, Central Michigan University, 1993-present; John M. Olin Distinguished Fellow, University of Arizona, 1991 to 1993; Member, Board of Governors of the Federal Reserve System, 1984 to 1991.

Other directorships: Amerisure Companies; Xerox Corp.; Kroger Co.; Johnson Controls, Inc.; Amoco Co.; Fluor Corp.; and Tucson Electric Power Co.

FLORENCE R. SKELLY, 69
Director since 1986.
President, Telematics, Inc., 1986 to present; Partner, Yankelovich, Skelly & White, Inc., 1961 to 1986.

DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE IN 1996 ARE:

IRVING W. BAILEY II, 52
Director since 1987.
Chairman, President and Chief Executive Officer, Capital Holding Corporation, 1988 to present; President and Chief Operating Officer, 1987 to 1988; Executive Vice President and Chief Investment Officer, 1981 to 1987.

Other directorships: Computer Sciences Corporation; and BellSouth
Telecommunications, Inc.

JOHN L. CLENDENIN, 59
Director since 1984.
Chairman and Chief Executive Officer, BellSouth Corporation, 1984 to present.

Other directorships: BellSouth Corporation; Springs Industries, Inc.; Equifax Inc.; National Service Industries Inc.; Kroger Co.; Coca-Cola Enterprises, Inc.; and Wachovia Corporation.

RAYMOND V. GILMARTIN, 53
Director since 1993.
Chairman of the Board, President and Chief Executive Officer, Becton Dickinson & Co., 1989 to present; President, 1987 to 1989; various operating positions, 1976 to 1987.

Other directorships: Becton Dickinson & Co.; and Public Service Enterprise Group, Inc.

JOHN L. WEINBERG, 69
Director since 1979.
Senior Chairman, Goldman, Sachs & Co.,/1/ July, 1991 to present; Senior Chairman, The Goldman Sachs Group, L.P., November, 1990 to July, 1991; Senior Partner and Chairman of the Management Committee, 1984 to 1990.

Other directorships: B.F. Goodrich Company; E.I. du Pont de Nemours & Co.; Knight Ridder, Inc.; Seagram Company Ltd.; and Champion International Corp.
- ---------------------
/1Goldman,/Sachs & Co. performed services for the Company during 1993. The
  Company has contracted with that firm to perform services in 1994.

COMMITTEES OF THE BOARD

The Board has several committees which perform various functions, including those described below.

The AUDIT COMMITTEE makes recommendations to the Board of Directors with respect to engagement of the Company's independent auditors, reviews with the independent auditors the plan and results of the auditing engagement, and reviews the Company's system of internal controls and accounting practices. The members of the Audit Committee are Dr. Seger (Chair) and Messrs. Decosimo, Gilmartin, Grissom, Thompson and Weinberg. The Audit Committee met four times during 1993.

The HUMAN RESOURCES COMMITTEE reviews and approves the compensation and benefits policies and practices of the Company except that approval of the salaries and bonuses of the Chairman of the Board, President and members of the Operating and Policy Committee of the Company are reserved to the full Board of Directors. The committee also recommends to the Board nominations for directors of the Company. In addition, the committee administers the Company's stock option plans and Stock Ownership Plan. The Human Resources Committee is comprised of Messrs. Everingham (Chair), Clendenin, Cranor, Hill and McFarlan, and Ms. Skelly. The Human Resources Committee met five times during 1993.

DIRECTORS' MEETINGS

The Company's Board of Directors met six times in 1993. Each director attended at least 76 percent of all Board and committee meetings held in 1993 during the period when he or she was a director and committee member.

DIRECTORS' COMPENSATION

Directors who also are officers of the Company receive no additional compensation for serving on the Company's Board of Directors. All other directors are paid an annual retainer of $25,000, and may elect to receive all or a portion of this amount in shares of Common Stock. Directors who elect to receive all or a portion of their retainer in Common Stock will receive an award equal to 25 percent of their retainer in shares of restricted stock under the Company's Stock Ownership Plan. Such restricted stock vests one-half after three years, and the balance after six years, if the director does not dispose of the related shares of unrestricted Common Stock during such vesting periods. Non-employee directors are paid an additional $1,000 for attending the Annual Meeting and each Board and committee meeting. Committee chairs receive an additional $300 for each meeting they conduct. The Company's directors also are reimbursed for necessary and reasonable expenses incurred in the performance of their duties as directors. In addition to this compensation, the Company has purchased for each director (other than officers of the Company) from Commonwealth Life Insurance Company, UniversaLife insurance policies, which provide a death benefit of $100,000 to a beneficiary designated by the director. To the extent that these policies create additional taxable income for these directors, the Company also reimburses each director as necessary to compensate for any additional taxes.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table shows information for the last three fiscal years with regard to compensation for services rendered in all capacities to the Company by the Chief Executive Officer and the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                      Long-
                                                                Term Compensation
                                 Annual
                              Compensation                      Awards      Payouts
- --------------------------------------------------------------------------------------------------------------------
                                                              Restricted   Securities
       Name and                                  Other Annual   Stock      Underlying      LTIP          All Other
      Principal              Salary   Bonus      Compensation  Award(s)     Options/      Payouts       Compensation
       Position        Year  ($)/1/    ($)          ($)/2/    ($)/3/,/4/    SARs (#)        ($)            ($)/5/
- --------------------------------------------------------------------------------------------------------------------
Irving W. Bailey II    1993 $666,154 $457,400      $20,749     $114,347      60,000       $               $19,959
 Chairman, President   1992  669,808  577,415       22,191      144,285      51,200                        22,104
 and CEO               1991  640,192  599,700                                56,000        99,513/6/
Shailesh J. Mehta      1993 $369,266 $336,000      $           $805,240/8/   24,200/9/    $ 8,356/1//1/   $12,186
 Executive Vice        1992  323,925  229,400                    57,315      15,200/9/     75,193/1//1/     4,800
 President             1991  319,250  438,907/7/                             16,700/1//0/
Joseph M. Tumbler      1993 $317,539 $213,000      $           $ 53,233      16,300       $               $ 6,954
 President and CEO--   1992  304,269  208,000                    51,952      18,000                        10,041
 Accumulation and      1991  286,654  198,000                                22,000        35,511/6/
 Investment Group
Lee Adrean             1993 $254,023 $139,000      $           $ 34,746      13,000       $               $ 4,947
 President and CEO--   1992  228,462  139,000                    34,711      12,000                         4,800
 Agency Group          1991  196,058  116,725/7/                              8,600         3,015/6/
Frederick C. Kessell   1993 $262,462 $180,000      $   492     $ 44,987       7,100       $               $ 7,679
 Chief Investment      1992  263,769  178,000          161       44,443       8,600                         7,913
 Officer--Accumulation 1991  252,077  171,500                                10,400        60,397/6/
 and Investment Group
- --------------------------------------------------------------------------------------------------------------------

/1/Represents amounts received as salary during the year. Such amounts may vary in any given year as a result of the number of pay periods during such year. /2/Represents amounts reimbursed during the fiscal year for the payment of taxes.
/3/Represents the dollar value of restricted stock awarded under the Company's
 Stock Ownership Plan ("SOP"). Restricted Stock awards under the SOP are matched with a like number of shares of non-restricted stock and are intended to replace a portion of cash amounts previously paid under the Company's other incentive plans; one half of such restricted stock will vest if all nonrestricted shares are held for three years and the other half will vest if such nonrestricted stock is held for six years except in the event of a change in control of the Company, in which case such shares vest immediately.
/4/Dividends are paid on restricted stock awards under the SOP at the same rate as paid to all stockholders. On December 31, 1993, Irving W. Bailey II held 3,766 restricted shares with a market value of $139,813; Shailesh J. Mehta held 21,496 restricted shares with a market value of $798,039; Joseph M. Tumbler held 1,356 restricted shares with a market value of $50,342; Lee Adrean held 906 restricted shares with a market value of $33,635; and Frederick C. Kessell held 1,160 restricted shares with a market value of $43,065.
/5/Represents contributions under the Company's Thrift Savings Plan. With respect to Mr. Mehta, it also includes contributions under the 401(k) Plan of First Deposit Corporation ("FDC"), a wholly-owned subsidiary of the Company.
/6/Represents final payment based on a 1988-1990 three-year performance cycle. /7/Includes six percent premium ($2,907 for Mr. Mehta and $1,725 for Mr.
 Adrean) for the election to receive Common Stock in lieu of cash. Such election is no longer offered in connection with bonus payments.
/8/Includes the market value of 20,000 restricted shares awarded under the SOP subject to performance and time based restrictions. If FDC's pre-tax operating earnings and average return on capital meet pre-established targets for each of the years 1993-1995, one-half of the restricted shares will vest in three annual installments, each subject to a one-year continued employment restriction period lapsing in 1994-1996. If FDC's pre-tax operating earnings meet pre-established maximums, all of the restricted shares will vest in three annual installments, subject to the one-year restriction periods.
/9/Represents options granted under the Company's 1989 Stock Option Plan and
 Equity Units granted under the FDC Equity Unit Plan. (See footnote 3 to the Option/SAR Grants table.)
/1//0/Represents Equity Units granted under the FDC Equity Unit Plan. /1//1/Represents interim payout to Mr. Mehta based on the 1991-1993 three-year performance cycle, with payment of 90 percent of such amount in 1992 and the remaining 10 percent in 1993. The balance of payout is due in 1994.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS (SARS)

The following table contains information concerning the grant of stock options under the Company's 1989 Stock Option Plan to the named executive officers of the Company in 1993. Included is information on potential realizable value(s) to the named executive officers, all optionees as a group, and all of the Company's stockholders, assuming growth of the Common Stock at the stated rates of appreciation.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                              Potential Realizable
                                                             Value at Assumed Annual
                                                              Rates of Stock Price
                                                                  Appreciation
                   Individual Grants                           for Option Term/1/
- ----------------------------------------------------------------------------------------
               Number of    % of Total
               Securities    Options/
               Underlying      SARs
                Options/    Granted to Exercise
                  SARs      Employees   or Base
                Granted     in Fiscal    Price   Expiration 0%
    Name          (#)          Year    ($/Sh)/2/    Date    ($)      5% ($)    10% ($)
- ----------------------------------------------------------------------------------------
Irving W.
 Bailey II       60,000         8.59%  $43.0625    8/4/03   $ 0    $1,624,906 $4,117,832
Shailesh J.
 Mehta            8,100         1.16    43.0625    8/4/03     0       219,362    555,907
                 10,000         1.43    41.9375   8/25/03     0       263,743    668,376
                  6,100/3/     14.42    49.0000    8/4/03     0       187,977    476,370
Joseph M.
 Tumbler         16,300         2.33    43.0625    8/4/03     0       441,433  1,118,678
Lee Adrean       13,000         1.86    43.0625    8/4/03     0       352,063    892,197
Frederick C.
 Kessell          7,100         1.02    43.0625    8/4/03     0       192,281    487,277
All
 Optionees/4/   698,700       100.00    43.0625    8/4/03     0    18,922,030 47,952,155
All
 Stockholders       N/A          N/A        N/A       N/A     0/5/

- --------------------------------------------------------------------------------

/1The/amounts shown represent certain assumed rates of appreciation only.
  Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock and overall condition of the stock market, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

/2The/exercise price of Options is equal to the average of the Company's high and low price of the Common Stock on the date of grant. The grant value of Equity Units is based on book value and the market value of certain assets determined by quarterly valuations. Options vest one-third per year and are fully vested after three years. In addition, options vest immediately upon the death, disability or retirement of the optionee or change in control of the Company. All Options expire 10 years from the date of grant.

/3Denotes/the number of Equity Units granted under the First Deposit
  Corporation Equity Unit Plan. Units vest one-third per year and are fully vested after three years. In addition, Equity Units vest immediately upon a change in control. All Equity Units expire 10 years from the date of grant.

/4Optionees/will realize benefit only upon an increase in the price of the Company's Common Stock, which will benefit all stockholders commensurately. A zero percentage gain in the stock price appreciation will result in zero dollars for the optionee.

/5/Although stockholders would not realize any stock appreciation, the zero amount does not reflect the value of dividends that stockholders may receive over the ten-year option term. Based on the number of shares of Common Stock outstanding as of the close of business on March 14, 1994 and assuming the Company's current dividend rate remains in effect, total dividends received by all stockholders during such period would be $804,078,528. There is no guarantee that dividends, in fact, will be paid throughout such period or, if paid, that the dividend rate will not change. Optionees will not receive dividends until such time as they exercise the options.

OPTION/SAR EXERCISES AND HOLDINGS

The following table sets forth information with respect to the named executives concerning the exercise of options and/or SARs during 1993, and unexercised options and SARs held as of the end of 1993.

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL
                           YEAR-END OPTION/SAR VALUES

                                        Number of Securities
                                       Underlying Unexercised     Value of Unexercised
                                           Options/SARs at      In-the-Money Options/SARs
                                             FY-End (#)             at FY-End ($)/1/
- -----------------------------------------------------------------------------------------
                  Shares
                Acquired on   Value
                 Exercise   Realized
     Name           (#)        ($)    Exercisable Unexercisable Exercisable Unexercisable
- -----------------------------------------------------------------------------------------
Irving W.
 Bailey II        22,728     $646,759   235,401      112,799    $4,014,022    $466,086
Shailesh J.
 Mehta                 0            0     1,667       21,433         8,803      17,602
        Equity
         Units         0            0    96,060       18,467     4,505,729     445,812
Joseph M.
 Tumbler          19,000      518,875    58,611       35,633       871,202     174,816
Lee Adrean             0            0    19,734       23,866       331,112      86,134
Frederick C.
 Kessell          41,430    1,094,007    33,271       16,299       589,134      83,350

- --------------------------------------------------------------------------------
/1As/to options, based on the average of the high and low price of the Common
  Stock on December 31, 1993 of $37.0625 per share. As to Equity Units, represents estimated fair market value of $64.35 per Equity Unit outstanding under the FDC Equity Unit Plan as of December 31, 1993.

LONG TERM INCENTIVE PLAN

The following table provides information concerning awards made to the named executive officers during 1993 under the Company's Long Term Incentive Plan. Amounts earned under the Long Term Incentive Plan are based upon the financial performance of the Company, as measured against the 19-company peer group listed in the Performance Graph in this Proxy Statement, and the performance of the Company's business units measured against key measures of economic value creation, over a three-year performance cycle.

             LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                               Estimated Future Payouts Under
                                               Non-Stock Price-Based Plans/1/
- ----------------------------------------------------------------------------------
                          Performance or
                        Other Period Until
                          Maturation or        Threshold      Target      Maximum
        Name                Payout/2/           ($)/3/        ($)/3/       ($)/3/
- ----------------------------------------------------------------------------------
Irving W. Bailey II            1995             $67,000      $268,000     $402,000
Shailesh J. Mehta              1995              42,400       169,600      254,400
Joseph M. Tumbler              1995              32,200       128,800      193,200
Lee Adrean                     1995              29,000       116,000      174,000
Frederick C. Kessell           1995              26,400       105,600      158,400

- --------------------------------------------------------------------------------
 /1/Payouts are to be determined (i) relative to the Company's ranking within a 19-company peer group based on normalized return on equity and normalized earnings per share performance over the three-year performance cycle, and
 (ii) with respect to Messrs. Adrean, Kessell, Mehta, and Tumbler based, in part, on business unit performance.
 /2/Payouts would be made in 1996 following the three-year performance cycle (1993-1995).
 /3/Actual payouts, if any, will be based on the named executive officer's annual salary at year-end 1995; the estimates shown assume no salary increases to current base salaries.

PENSION PLANS

The following table shows the estimated pension benefits payable to a covered participant upon retirement at age 65 under the Company's qualified defined benefit pension plan, as well as the nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits. Estimated pension benefits are based on remuneration covered under the plans, and years of service with the Company and its subsidiaries.

                  CAPITAL HOLDING CORPORATION RETIREMENT PLAN
                            ESTIMATED BENEFIT TABLE

               5 Years  10 Years  15 Years 20 Years
                 of        of        of       of    25 Years of 30 Years of
Remuneration   Service   Service  Service  Service    Service     Service
- ---------------------------------------------------------------------------
$  400,000    $  34,632 $  69,264 $103,896 $138,528 $   173,160 $   207,792
   500,000       43,380    86,760  130,152  173,532     216,912     260,292
   600,000       52,128   104,268  156,396  208,536     260,664     312,792
   700,000       60,888   121,764  182,652  243,528     304,416     365,292
   800,000       69,636   139,260  208,896  278,532     348,168     417,792
   900,000       78,384   156,768  235,152  313,536     391,908     470,292
 1,000,000       87,132   174,264  261,396  348,528     435,660     522,792
 1,100,000       95,880   191,760  287,652  383,532     479,412     575,292
 1,200,000      104,628   209,268  313,896  418,536     523,164     627,792
 1,300,000      113,388   226,764  340,152  453,528     566,916     680,292
 1,400,000      122,136   244,260  366,396  488,532     610,668     732,792
 1,500,000      130,884   261,768  392,652  523,536     654,408     785,292
 1,600,000      139,632   279,264  418,896  558,528     698,160     837,792
 1,700,000      148,380   296,760  445,152  593,532     741,912     890,292
 1,800,000      157,128   314,268  471,396  628,536     785,664     942,792
 1,900,000      165,888   331,764  497,652  663,528     829,416     995,292
 2,000,000      174,636   349,260  523,896  698,532     873,168   1,047,792
 2,100,000      183,384   366,768  550,152  733,536     916,908   1,100,292
 2,200,000      192,132   384,264  576,396  768,528     960,660   1,152,792
 2,300,000      200,880   401,760  602,652  803,532   1,004,412   1,205,292
 2,400,000      209,628   419,268  628,896  838,536   1,048,164   1,257,792
- ---------------------------------------------------------------------------

The compensation covered by the plans includes all compensation in the form of salary and bonuses as shown in the Summary Compensation Table, plus deferrals under the Thrift Savings Plan and the FDC 401(k) Plan and certain pre-tax contributions to the Company's flexible benefits plan. The benefits are computed on a straight-life annuity basis and are subject to deduction for Social Security offset amounts. For purposes of computing this offset, participants' normal retirement age (65) as of 12/31/93 is used. Credited years of service under the plans and other arrangements as of 12/31/93 for the named executive officers were as follows: Mr. Bailey, 13; Mr. Mehta, 6; Mr. Tumbler, 6; Mr. Adrean, 4; Mr. Kessell, 9.

HUMAN RESOURCES COMMITTEE REPORT

The Company's executive compensation programs are administered by the Human Resources Committee (the "Committee"), a committee of the Board of Directors composed exclusively of non-employee directors. The Committee either approves or recommends to the Board of Directors payment amounts and award levels for the Company's executive officers. None of the non-employee directors has any interlocking or other relationship with the Company that would call into question his or her independence as a Committee member.

COMPENSATION PHILOSOPHY

The policies that govern executive compensation continue to align changes in total compensation with changes in the value created for our stockholders. These policies require that our executive compensation program:

. reflect a clear risk-based pay-for-performance relationship;

. integrate executive compensation with the Company's business planning and measurement process. [Executives are rewarded for both absolute annual performance as well as relative, multi-year performance compared to a 19-company peer group.];

. reward executives with direct ownership in the Company and align their personal interests with shareholder interests to continually reinforce building shareholder value; and

. attract and retain key executives critical to the Company's long-term success.

The Company's executive compensation program has been and continues to be based on three components, each of which support our overall compensation philosophy.

BASE SALARY

The Company uses a consistent methodology to determine base salaries for all employees. Salary ranges are established for specific positions and job families using relevant salary surveys. Individual salaries are then determined to assure competitive pay, given individual performance. For executive positions, the Company annually participates in surveys of diversified insurance companies. In addition, an independent consulting firm provides an assessment of our competitive position as compared to a 19-company peer group. This peer group is subject to periodic review and is modified as competitors merge or are acquired, or as new competitors emerge with sufficient market capitalization. This 19-company peer group is consistent with the peer group depicted in the Performance Graph in this Proxy Statement. Base salaries for executives are reviewed by the Committee relative to competitive pay levels, as well as against individual performance objectives, with the goal of positioning base salaries near the 50th percentile of our relevant competitive markets.

Early in 1993, a diversified insurance company survey of 1992 base salaries among competitor CEOs indicated that Mr. Bailey's salary was at the median for the group and that 1993 salary increases were projected to range from 4.5 percent to 5.0 percent. In February, the Committee recommended a 1993 base salary increase of $25,000 or 3.9 percent, which provided a new base salary of $670,000 for Mr. Bailey. This decision reflected in part the Committee's desire to maintain a competitive base salary for Mr. Bailey, following no base salary increase in 1992 and Company performance which exceeded the median of the 19-company peer group in terms of return on equity (ROE) performance. Additionally, the Committee recognized that its strategy of placing a greater percentage of Mr. Bailey's total compensation at risk had been achieved, by more directly tying his total compensation to stockholder returns through our Stock Ownership Plan. In August 1993, a follow-up analysis of proxy statements of our 19-company peer group indicated that CEOs within these companies received average base salary increases of 11.3 percent and had a median base salary of $778,000.

ANNUAL INCENTIVES

The Company provides annual incentive award opportunities for executives based upon the earnings of the Company and the Company's various business units, as well as the successful achievement of individual performance objectives, which are established annually. The earnings plan is set for the upcoming year as part of the Company's annual business planning process and is approved by the Committee before the annual performance cycle commences. The Committee reviews and approves award payouts in the February following the annual performance cycle, based upon the prior year's performance results. A portion of annual incentive awards may be paid to participants in Common Stock, under the provisions of the Stock Ownership Plan described in the following section. It has been the Company's policy to set challenging earnings targets which, if achieved, would position total annual cash compensation above median competitive levels. Achieving target earnings per share (EPS) performance would position Mr. Bailey's total annual cash compensation above the median (at approximately the 60th percentile) for chief executive officers of the 19-company peer group as well as a broader group of diversified insurance companies. Earnings performance above or below this target results in a formula-driven award by the Committee.

Mr. Bailey's annual incentive award for 1993 was based on the degree to which target EPS for the Company was achieved. We recommended, and the Board approved, that he receive an award of $457,400, based upon the Company's achieving EPS of $3.32 in 1993, which was slightly below the $3.33 EPS target established for 1993.

LONG TERM INCENTIVES

The Company provides executives both cash and equity-based long term incentive opportunities. Under the Company's Long Term Incentive Plan (LTIP), cash incentive awards are based upon the Company's relative earnings growth and ROE over three-year performance cycles, as measured against the 19-company peer group listed in the Performance Graph in this Proxy Statement. Three-year LTIP performance cycles for 1991-93 and 1992-94 are currently in effect and a new performance cycle began on January 1, 1993 and will end December 31, 1995. These performance cycles may result in payment to executives in May of 1994, 1995, and 1996 respectively, if predetermined corporate and business unit performance objectives are met.

Through the Company's Stock Ownership Plan (SOP), a portion of all executive incentive awards are paid in Common Stock, based on this Committee's administration of the Plan. The amount of SOP awards granted to executives is based on identical performance measures employed by the Committee to determine annual and long term incentive awards, which are described in the above sections of this report pertaining to annual incentives and long term incentives. Stock awarded to participants under the SOP is deposited into an account in the participant's name and matched with an equal number of shares of restricted stock. Participants are free to withdraw the awarded shares of Common Stock at any time, but will forfeit all shares of matching restricted stock if the withdrawal occurs prior to the end of the applicable restriction period. We approved a 1993 SOP grant equal to 25 percent of Mr. Bailey's 1993 annual incentive plan award, or 3,439 shares at $33.25 per share, matched by an equal number of restricted shares, which will fully vest if Mr. Bailey holds the awarded shares for a six-year period.

A separate performance-based restricted stock program was implemented in January 1993 for selected executives of First Deposit Corporation (FDC), a wholly-owned subsidiary of the Company. The purpose of this program is to motivate the covered executives to increase FDC earnings to higher sustainable levels, without compromising underlying profit drivers in FDC. Under this program, selected FDC executives received grants totaling 40,000 shares of Company Common Stock subject to performance and time-based restrictions.

The Company also provides grants of stock options to executives and other employees. These option grants tie rewards to the future performance of the Company's Common Stock and provide value only when the price of the Common Stock increases above the option grant price (determined by the average of the high and low price of the Common Stock on the date of grant). Options currently vest in equal amounts over three years and require the executive to be employed by the Company at the time of vesting. Options expire ten years from the date of grant. Through these grants, we intend to motivate executives to improve long-term stock performance. A similar plan currently provides "phantom" stock grants, in the form of Equity Units, to executives and other employees of FDC.

In granting stock options, the Committee takes into account competitive grant practices within the diversified insurance industry and our 19-company peer group, the executive's level of responsibility, individual contribution and total annualized compensation. Mr. Bailey was awarded a grant of 60,000 stock options at an exercise price of $43.0625 per share on August 4, 1993.

In February 1993, this Committee approved implementation of stock ownership guidelines for executives. The purpose of these guidelines is to ensure that executives achieve and maintain specified ownership levels of Company Common Stock over a multi-year period, and to tie their personal interests more closely to stockholder interests. These ownership targets were derived from competitive data covering multiple industries and represent the value of target Company stock ownership levels as a percentage of executive base salaries. Mr. Bailey's target ownership level is 600 percent of his base salary.

SUMMARY OF CEO COMPENSATION

Overall, we have attempted to ensure that Mr. Bailey's base salary remains competitive, but have placed a greater percentage of his total compensation at risk and related to Company performance. For Mr. Bailey, 50 percent of target annualized cash compensation is explicitly linked to achieving targeted earnings and longer term (three-year) earnings growth and ROE performance levels. The annual and multi-year cash incentives require sustained financial performance and the restricted stock and stock options require increased stockholder value. As shown in the performance graph, the five-year total return of Capital Holding Common Stock, including reinvested dividends, compared to both the Standard & Poor's 500 Stock Index and the 19-company peer group index, demonstrates the strong returns to stockholders as the Company's compensation philosophy, policies and programs have been and continue to be implemented.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

The Omnibus Budget Reconciliation Act of 1993 (OBRA) established several new criteria for continued tax deductibility of executive compensation in excess of $1 million. This Committee has reviewed and approved adoption of a modification of the Capital Holding 1989 Stock Option Plan to conform to OBRA requirements for stock options. We believe that the modification responds to these new tax guidelines and will preserve deductibility of stock options to be awarded in the future to the Company's executive officers. The modified Capital Holding 1989 Stock Option Plan is presented in this Proxy Statement for review and approval by stockholders.

                                        HUMAN RESOURCES COMMITTEE

                                        Lyle Everingham (Chair)
                                        John L. Clendenin
                                        John M. Cranor III
                                        Watts Hill, Jr.
                                        F. Warren McFarlan
                                        Florence R. Skelly

PERFORMANCE GRAPH

Set forth below is a line-graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with the Standard & Poor's 500 Stock Index and an index of peer issuers selected by the Company. The Human Resources Committee of the Board of Directors has approved a group of 19 publicly-traded life insurance companies as its index of peer issuers. These companies were selected to provide consistency with the Company's LTIP program; earnings data from these same 19 companies will be used to determine LTIP payouts for the 1992-94 LTIP cycle. A list of these companies follows the graph below:

                 [PERFORMANCE GRAPH SUBMITTED UNDER FORM S.E.]

*Assumes that the value of the investment in Company Common Stock and each index was $100 on December 31, 1988 and that all dividends were reinvested. The 19 companies used for purposes of peer comparison are: AFLAC Inc.; American General Corp.; American National Insurance Co.; AON Corp.; First Executive Corp.; Home Beneficial Corp.; I.C.H. Corp.; Jefferson-Pilot Corp.; The Liberty Corp.; Lincoln National Corp.; Monarch Capital Corp.; The NWNL Companies; Provident Life & Accident Insurance Co. of America; Torchmark Corp.; Unitrin; UNUM Corp.; USLICO Corp.; USLIFE Corp.; and Washington National Corp. Colonial Companies Inc., which was previously among the group of 19 peer issuers was removed from the group because of its merger with UNUM Corp. and, with the approval of the Human Resources Committee, was replaced by Unitrin.

OTHER PLANS AND AGREEMENTS

Since 1988, Mr. Bailey has served as Chairman and Chief Executive Officer of the Company pursuant to a five-year employment agreement. Beginning in February, 1993, the agreement became automatically renewable for one-year periods unless terminated by either party pursuant to the terms of the agreement. The agreement provides for an initial base salary of $475,000, subject to annual review, and entitles Mr. Bailey to participate in the Company's management incentive compensation plans. The agreement entitles Mr. Bailey to a supplemental pension to be paid at age sixty, subject to offset by pension amounts and certain Social Security benefits otherwise received by Mr. Bailey. If Mr. Bailey's employment is terminated without cause, he will be entitled to salary and bonus payments and participation in the Company's employee benefit plans for 24 months following such termination, as well as a payout with respect to stock options then held by Mr. Bailey. In the event of such termination following a change in control of the Company (as defined in the agreement), Mr.

Bailey will be entitled to the same benefits except that such payment (other than continued participation in employee benefit plans) will be made to him in a lump sum. The agreement also provides for indemnification by the Company of Mr. Bailey for any excise taxes in the event that benefits paid pursuant to a change in control trigger adverse tax consequences.

The Company has entered into agreements with Messrs. Adrean, Kessell, Mehta and Tumbler, and five other officers of the Company, two of whom are executive officers, providing certain benefits upon termination of employment following a change in control of the Company (as defined in the agreements). Pursuant to the agreements, if a covered executive's employment is terminated within five years after the date of a change in control for any reason other than death, disability, or for cause, the executive is entitled to severance pay and certain other benefits. The severance payments are based on the executive's annual compensation, multiplied by a factor of two. The agreements also provide for indemnification by the Company of the executive for any excise taxes in the event that benefits paid pursuant to a change in control trigger adverse tax consequences to the executive.

In 1990, the Board approved a change in control policy (the "Policy") for all regular, full-time employees who are involuntarily terminated, other than for cause or as a result of death or disability, within a two-year period following a change in control of the Company. Under the Policy, full-time employees are generally eligible to receive a lump sum payment in an amount equal to one week of the employee's average compensation (including base and incentive award for incentive-eligible employees and base only for all others) for each six months of service. The Policy provides for a minimum severance amount regardless of the length of the employee's prior service and also subjects severance benefits to a maximum based on job grade levels. The Policy does not apply to the officers covered by the change in control agreements described above.

In April, 1986, Mr. Mehta joined FDC as Executive Vice President and Chief Operating Officer in accordance with the terms of a written offer of employment (the "Offer"). Under the terms of the Offer, FDC established a deferred compensation account for Mr. Mehta and agreed to make contributions to it in an amount equal to 20 percent of Mr. Mehta's base salary less the cost of any FDC employee benefits elected by Mr. Mehta. Amounts held in the deferred compensation account are to be paid to Mr. Mehta upon termination of employment. The Offer was amended August 5, 1992, to discontinue the obligation to contribute to the deferred compensation account effective July 31, 1992. In lieu thereof, Mr. Mehta became entitled to participate in the Company's qualified defined benefit pension plan and nonqualified supplemental pension plan, with his employment commencement date deemed to be January 1, 1988 for purposes of the nonqualified supplemental pension plan as reflected in the Capital Holding Corporation Retirement Plan Estimated Benefit Table. In the event of Mr. Mehta's termination of employment, amounts payable under these pension plans will be comparable to the continuation of his original agreement, with any shortfall to be paid to Mr. Mehta in the form of a nonqualified annuity.

PROPOSAL 2: TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY

The Board of Directors has unanimously approved and recommends that the stockholders approve an amendment to Article FIRST of the Company's Certificate of Incorporation which would change the name of the Company from Capital Holding Corporation to Providian Corporation.

The Company was formed in 1969 for the primary purpose of expanding its home service insurance operations. Since then, the Company has expanded, and today provides a number of insurance and financial service products through a variety of distribution channels. In view of this evolution, the Board believes that a change to Providian Corporation will more adequately reflect and communicate the Company's strategy and mission and provide the Company's business units with the benefit of being publicly identified as part of a single, larger financial services organization.

The affirmative vote of the holders of a majority of the outstanding shares of the capital stock entitled to vote at the Annual Meeting is required to approve this amendment to the Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION CHANGING THE COMPANY'S NAME TO PROVIDIAN CORPORATION.

PROPOSAL 3: TO AMEND THE COMPANY'S 1989 STOCK OPTION PLAN

The Board of Directors recommends that stockholders approve amendments to the Company's 1989 Stock Option Plan (the "Plan") to address tax deductibility limits imposed by the Omnibus Budget Reconciliation Act of 1993 ("OBRA") and to give grantees under the Plan additional flexibility in the areas of retirement and estate planning.

DESCRIPTION OF THE PLAN

The Plan was approved by stockholders at the 1989 Annual Meeting and authorizes the issuance of up to 4.4 million shares of Common Stock upon the exercise of options awarded under the Plan. The Plan also authorizes the award of stock appreciation rights ("SARs") in tandem with options, in an amount not to exceed one-half of the number of options to which the SARs relate. At December 31, 1993, 2,402,016 options were outstanding under the Plan. No SARs have been awarded under the Plan. A copy of the Plan and a description of its provisions was provided to stockholders in the Company's Proxy Statement for the 1989 Annual Meeting.

DESCRIPTION OF THE AMENDMENTS

The Board of Directors amended the Plan on February 16, 1994, subject to stockholder approval at the Annual Meeting. The amendments (i) limit to a maximum of 500,000 the number of shares with respect to which options may be granted to any employee during any fiscal year; (ii) eliminate the Plan's restriction on transferability of options and SARs; (iii) extend the exercise period for options and SARs following the death, disability or retirement of an optionee to five years (but in no event beyond the term of the option or SAR); and (iv) permit the committee to extend the benefits of Plan amendments to options and SARs outstanding under the Plan at the time of any such amendment. A description of each of the amendments is set forth below.

Discussion of OBRA and Related Plan Amendment. Tax legislation known as OBRA was passed by Congress and signed into law by the President in 1993. Under OBRA, subject to certain exceptions and transition provisions, the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated employees of a publicly-held corporation is limited to $1 million per year for fiscal years beginning on or after January 1, 1994. Certain types of compensation are exempted from this deduction limitation, including payments subject to: (1) the attainment of an objective performance goal; (2) administration of the plan by outside directors; and (3) stockholder approval of performance-based compensation.

Options and SARs issued under the Plan currently meet the first requirement since each is awarded at a price not less than the fair market value of the Common Stock on the date of grant, with the result that such awards are treated as "performance-based" compensation for purposes of OBRA. The Plan's administration by the Human Resources Committee ("Committee") satisfies the second requirement.

In order to satisfy the third requirement of OBRA with respect to the award of options under the Plan, stockholders must now approve the maximum number of shares subject to options that can be awarded under the Plan to any single employee in any year. The amendment adopted by the Board and recommended for stockholder approval specifies that no more than 500,000 options may be granted to any single employee during any fiscal year of the Company. Approval of the amendment by stockholders is intended to qualify options granted under the Plan under OBRA, thus preserving the Company's tax deduction if and when the stock options are exercised.

Discussion of Other Plan Amendments. The Plan currently provides that options and SARs held by an optionee at the time of his or her retirement, disability or death may be exercised only for a two-year period. Over the past several years, many companies have amended their stock plans to lengthen the period after retirement, death or disability during which employees may exercise options and SARs. An extended exercise period provides employees or their estates with greater financial planning flexibility. The Company believes that extending the post-termination exercise period to five years from the current two years (but in no event later than the expiration date of the option or SAR) will improve the effectiveness of the Plan.

The Plan also currently prohibits the transfer of options and SARs by grantees other than by will or the laws of descent and distribution. While a transferability restriction is required under certain circumstances for the grantee to benefit from tax and securities laws, it is not necessary for the Plan to mandate such a restriction. There may be instances where it would benefit the Company or the grantee to not have restrictions on transfer. Accordingly, the amendment would give the Committee the flexibility to include or exclude such transferability restrictions in option and SAR agreements as appropriate.

The Board also has amended the Plan to give the Committee authority to extend the benefits of Plan amendments, to options and SARs outstanding under the Plan at the time of any such amendments. The Committee has determined that, if the above-described amendment extending the exercise period upon the retirement, death or disability of a grantee is approved by stockholders at the Annual Meeting, all options currently outstanding under the Plan will be amended to reflect the extended post-termination exercise period. The amendment eliminating the transferability restriction on options will not be applied to any options currently outstanding under the Plan.

The Board believes that these amendments are necessary to provide its employees with the retirement and estate planning flexibility afforded to other employees of publicly-held companies. The amendments not only permit a retiring employee (or his or her estate) flexibility for financial planning and estate planning purposes, but also encourage longer term goals for Company performance and avoid an arbitrary post-termination expiration date which could come at a time when the stock market may not accurately reflect the value of the Common Stock.

OPTIONS AFFECTED BY PLAN AMENDMENTS

If the proposed amendments are approved by stockholders at the Annual Meeting, all options currently outstanding under the Plan will be amended to reflect the extended post-termination exercise period. This will affect options currently outstanding under the Plan as follows: Irving W. Bailey II, 215,200 options; Shailesh J. Mehta, 23,100 options; Joseph M. Tumbler, 72,300 options; Lee Adrean, 43,600 options; Frederick C. Kessell, 35,500 options; all current officers as a group (10 in number, including the above named individuals), 468,099 options; and all other employees, 1,933,917 options.

The closing price of the Company's Common Stock as reported on the NYSE Composite Tape on March 14, 1994 was $33.00 per share.

FEDERAL INCOME TAX CONSEQUENCES

With respect to nonqualified options and SARs, the Company is generally entitled to an income tax deduction when the option or SAR is exercised in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. As indicated above, by amending the Plan to specify the maximum number of options that can be granted to any employee in any fiscal year, such deduction will not be subject to the $1 million per employee limitation.

The amendment of the Plan to extend the exercise period in the case of death, disability or retirement, and to permit transferability will not have any income tax effect with respect to nonqualified options and SARs. In the case of incentive stock options ("ISOs") (none of which have been granted under the

Plan), the extended exercise period, if utilized by a grantee, would result in the grantee losing the favorable tax treatment afforded ISOs. In addition, if the transferability feature were included in an option, it could not qualify as an ISO.

REQUIRED STOCKHOLDER APPROVAL

Approval of the foregoing proposal requires the affirmative vote of a majority of the shares present and entitled to vote on the matter at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE 1989 STOCK OPTION PLAN.

PROPOSAL 4: TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO CREATE A CLASS OF PREFERENCE STOCK

At present, the Company's Certificate of Incorporation ("Certificate") authorizes the issuance of 306,000,000 shares of capital stock of which 6,000,000 are Preferred Stock, par value $5 per share, and 300,000,000 are Common Stock, par value $1 per share. Articles Fourth (A) and (C) of the proposed amendment to the Certificate would authorize the additional issuance of 25,000,000 shares of Preference Stock, $.01 par value, which may be issued upon authority of the Board.

Under the proposed amendment, the Board can authorize the issuance, at any time or from time-to-time, of one or more series of Preference Stock without further stockholder approval. In addition, the Board would determine all designations, relative rights, preferences, and limitations of such stock, including but not limited to, the designation of series and numbers of shares; the dividend rights, if any; the rights upon liquidation or distribution of the assets of the Company, if any; the conversion or exchange rights, if any; the redemption provisions, if any; the sinking fund provisions, if any; and the voting rights, if any, provided that the holders of shares of Preference Stock will not be entitled to more than one vote per share, when voting as a class with the holders of shares of the Common Stock.

The Board and management of the Company believe that amending the Certificate to permit the Board to authorize the issuance of Preference Stock will provide flexibility for future financings. The Company also could issue Preference Stock for other corporate purposes, such as to implement equity alliances or to make acquisitions, although no issuances for such purposes are presently contemplated. If the amendment is approved, the Board will be able to specify the precise characteristics of Preference Stock to be issued, depending on current market conditions and the nature of specific transactions.

Even though voting rights of Preference Stock are limited as described above, the issuance of Preference Stock could be used to discourage attempts to acquire control of the Company and increase the Board's ability to continue then current management. Neither the Board nor management is considering the use of Preference Stock for such purposes, and neither is aware of any present effort to accumulate the Company's securities for the purpose of gaining control of the Company. The Board and management represent that they will not issue, without prior stockholders' approval, Preference Stock, (i) for any defensive or anti-takeover purpose, (ii) to implement any stockholders' rights plan, (iii) with features intended to make any attempted acquisition of the Company more difficult or costly, or (iv) to any individual or group for the purpose of creating a block of voting power to support management on a controversial issue. Therefore, the Board and management believe that, as structured, the authorization of Preference Stock is in the best interest of stockholders and the Company since it (i) will enable the Company to take advantage of financing alternatives at a lower effective cost, (ii) is consistent with corporate governance principles, and (iii) could not disproportionately affect the voting power of existing stockholders.

The affirmative vote of the holders of a majority of the outstanding shares of the capital stock entitled to vote at the Annual Meeting is required to approve this amendment to the Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO CREATE A CLASS OF PREFERENCE STOCK.

PROPOSAL 5: TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, adopting the recommendation of the Audit Committee, has appointed the certified public accounting firm of Ernst & Young as the Company's independent auditors for 1994, subject to ratification by the stockholders at the Annual Meeting. Representatives of the firm are expected to attend the Annual Meeting to answer appropriate questions and, if they desire, to make a statement. Ernst & Young has served as the Company's independent auditors since 1969.

If the appointment of Ernst & Young is not ratified by a majority of the votes cast at the meeting, or if Ernst & Young declines or is incapable of acting, the appointment of independent auditors will be submitted to the Board of Directors for reconsideration.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT AUDITORS.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities Exchange Commission initial reports of stock ownership and reports of changes in stock ownership. A Form 5 report relating to the Company's 1993 fiscal year filed by Irving W. Bailey II, the Company's Chairman, President and Chief Executive Officer, inadvertently omitted a gift by Mr. Bailey in October 1993 of 400 shares of Common Stock. Once the error was discovered, an amendment was promptly filed.

OTHER PROPOSED ACTION

The Company knows of no business to come before the Annual Meeting other than the matters described above. Should any other business properly come before the meeting, stockholders' proxies will be voted in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER PROPOSALS

Any stockholder may submit a proposal for consideration at the Annual Meeting. To be included in next year's proxy statement, stockholder proposals for the 1995 Annual Meeting must be received in writing by December 2, 1994, by the Secretary, Capital Holding Corporation, Post Office Box 32830, Louisville, Kentucky 40232. The Board of Directors will decide, subject to the rules of the Securities and Exchange Commission, whether such proposals are to be included in the proxy and proxy statement.

Stockholders also may recommend candidates for directors. The Human Resources Committee of the Board of Directors, which serves as the nominating committee for the Board in recommending nominations for directors of the Company, will consider such recommendations for the 1995 Annual Meeting and subsequent annual meetings. Recommendations should be submitted in writing no later than October 31 of each year to the Human Resources Committee, c/o Secretary, Capital Holding Corporation, Post Office Box 32830, Louisville, Kentucky 40232.

In addition to these requirements, the Company's By-laws impose notice requirements on a stockholder nominating a director or submitting a proposal to an annual meeting. Such notice shall be submitted to the Secretary of the Company no earlier than 90, nor later than 60, days before an annual meeting, and shall contain the information prescribed by the By-laws, copies of which are available from the Secretary. These requirements apply even if the stockholder does not desire to have his or her nomination, or proposal included in the Company's proxy statement.

CAPITAL HOLDING CORPORATION

By: Robert Michael Slaven
Secretary
Louisville, Kentucky
March 31, 1994

- --------------------------------------------------------------------------------

[X] Please mark your votes as in this example.                           | 9863
                                                                         |_____
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

- --------------------------------------------------------------------------------
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.
- --------------------------------------------------------------------------------

                                                   FOR   WITHHELD
1. Election of Directors  (see reverse)            [_]      [_]
For, except vote withheld from the following nominee(s):

                                                   FOR   AGAINST   ABSTAIN
2. Amendment to change the Company's name          [_]     [_]       [_]


                                                   FOR   AGAINST   ABSTAIN
3. Amendment of 1989 Stock Option Plan             [_]     [_]       [_]


                                                   FOR   AGAINST   ABSTAIN
4. Amendment to create class of preference stock   [_]     [_]       [_]


                                                   FOR   AGAINST   ABSTAIN
5. Ratification of appointment of Auditors         [_]     [_]       [_]

- --------------------------------------------------------------------------------
 Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                   ----------------------------

                                                   ----------------------------
                                                   SIGNATURE(S)          DATE

- --------------------------------------------------------------------------------

                            [CAPITAL HOLDING LOGO]

March 31, 1994

Dear Owner:

Now in our 25th year in business as Capital Holding Corporation, we have established a strong and consistent record of performance. Every year since our inception in 1969, Capital Holding has increased operating income and dividends. Few Fortune 500 companies can make the same claim.

Our 25th anniversary annual report is enclosed for your review. It discusses how we recognized and seized business opportunities in the past and summarizes last year's performance. Also enclosed is our Notice of Annual Meeting and Proxy Statement which identifies matters to be discussed and voted upon during our annual meeting of stockholders on Wednesday, May 11, 1994, at the Hyatt Regency in Louisville, Kentucky.

You may vote your shares using the proxy card above. Just detach the card from this letter, vote your shares and return your proxy card in the enclosed envelope. Thank you for your continuing interest and investment in Capital Holding.

Sincerely,

/s/ Irving W. Bailey II
- -----------------------
Irving W. Bailey II
Chairman, President and Chief Executive Officer

- ----------------------------------------------------------------------

P R O X Y

                          CAPITAL HOLDING CORPORATION
                                 P.O. BOX 32830
                           LOUISVILLE, KENTUCKY 40232
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Irving W. Bailey II, J. David Grissom and John
M. Cranor III, and each of them, proxies with power of substitution to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Capital Holding Corporation (the "Company") on May 11, 1994 at 11:00 a.m., E.D.T., and any adjournments thereof, upon the matters set forth below and any other business that may properly come before the meeting.

1. Election of Directors. Nominees for directors are Joseph F. Decosimo, Lyle
   J. Everingham, Watts Hill Jr., and Larry D. Thompson.

2. Amendment of the Company's Certificate of Incorporation to change the name of the Company to Providian Corporation.

3. Amendment of the Company's 1989 Stock Option Plan.

4. Amendment of the Company's Certificate of Incorporation to create a class of preference stock.

5. Ratification of the Appointment of Ernst & Young as Independent Auditors.

                                                                   -----------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                   -----------


       /\     PLEASE DETACH HERE. COMPLETE, SIGN AND RETURN CARD.     /\


                          CAPITAL HOLDING CORPORATION

                         Annual Meeting of Stockholders
                                  May 11, 1994
                                   11:00 a.m.
                                Regency Ballroom
                                 Hyatt Regency
                              Louisville, Kentucky